NEWS RELEASE for May 11, 2023

Contact: Dina Masi, CFO

Integrated BioPharma, Inc.

investors@ibiopharma.com

              888.319.6962

Integrated BioPharma Reports Results for its Quarter Ended March 31, 2023

HILLSIDE, NEW JERSEY (May 11, 2023) - Integrated BioPharma, Inc. (OTCQX: INBP) (the “Company” or “INBP”) reports its financial results for the quarter ended March 31, 2023.

Revenue for the quarter ended March 31, 2023 was $13.1 million compared to $15.6 million for the quarter ended March 31, 2022, a decrease of $2.5 million or 16.2%.  The Company had operating income for the quarter ended March 31, 2023 and 2022 of approximately $44,000 and $1.0 million, respectively.

Revenue for the nine-month period ended March 31, 2023 was $37.7 million compared to $43.0 million for the nine-month period ended March 31, 2022, a decrease of $5.3 million or 12.3%.  The Company had operating income for the nine-month period ended March 31, 2023 and 2022 of approximately $41,000 and $2.3 million, respectively.

For the quarter ended March 31, 2023, the Company had net income of approximately $16,000 or $0.00 per share of common stock, compared with net income of $0.8 million or $0.03 per share of common stock for the quarter ended March 31, 2022.  The Company’s diluted net income per share of common stock for the quarters ended March 31, 2023 and 2022 was $0.00 and $0.03 per share of common stock, respectively.

For the nine-month period ended March 31, 2023, the Company had a net loss of approximately $74,000 or $0.00 per share of common stock, compared with net income of $2.3 million or $0.08 per share of common stock for the nine months ended March 31, 2022.  The Company’s diluted net (loss) income per share of common stock for the nine months ended March 31, 2023 and 2022 was $(0.00) and $0.07 per share of common stock, respectively.

“Our revenue from our two largest customers in our Contract Manufacturing Segment decreased from representing approximately 91% of total revenue in the nine-month period ended March 31, 2022, to representing approximately 88% of total revenue in the nine-month period ended March 31, 2023,”stated the Co-Chief Executive Officers of the Company, Riva Sheppard and Christina Kay.  “We believe the impacts of overstocking by our customers during the pandemic continued to contribute to the decline in our sales for the nine months ended March 31, 2023 and we continue to focus on expanding our customer base to reduce our reliance on our two largest customers ” the Co-CEOs further stated.

A summary of our financial results for the three and nine months ended March 31, 2023 and 2022 follows:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2023	2022	2023	2022

Total revenue	$13,098	$15,634	$37,678	$42,979
Cost of sales	12,090	13,652	34,603	37,823
Gross profit	1,008	1,982	3,075	5,156
Selling and administrative expenses	964	990	3,034	2,849
Operating income	44	992	41	2,307
Other income (expense), net (1)	2	(32)	(24)	(117)

Income before income taxes	46	960	17	2,190
Income tax (expense) benefit, net	(30)	(163)	(91)	154
Net income (loss)	$16	$797	$(74)	$2,344

Net earnings per common share:
Basic	$0.00	$0.03	$(0.00)	$0.08
Diluted	$0.00	$0.03	$(0.00)	$0.07
Weighted average common shares outstanding:
Basic	29,929,610	29,821,138	29,929,610	29,826,321
Diluted	31,463,309	32,360,398	29,929,610	32,413,829

(1)  Includes interest expense of $13, $30, $38 and $104 and unrealized loss (gain) on investments, a non-cash item, of $0, $(6), $27 and $(48), respectively.

About Integrated BioPharma Inc. (INBP)

Integrated BioPharma, Inc. is engaged primarily in manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products. Further information is available at ir.ibiopharma.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of INBP to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are not guarantees of future performance. Such statements speak only as of the date hereof, are subject to change and should not be relied upon for investment purposes.  INBP undertakes no obligation to revise or update any statements for any reasons. The risks, uncertainties and assumptions include, among others, changes in general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; the timing of regulatory approval and the introduction of new products by INBP; changes in industry capacity; pressure on prices from competition or from purchasers of INBP’s products; regulatory changes in the pharmaceutical manufacturing industry and nutraceutical industry; regulatory obstacles to the introduction of new technologies or products that are important to INBP; availability of qualified personnel; the loss of any significant customers or suppliers; the impact of the COVID-19 pandemic; the impact of the war in Ukraine, the tightened labor markets and inflation and other risks and uncertainties described in the section entitled “Risk Factors” in INBP’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q.  Accordingly, INBP cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of INBP.